Exhibit 99

kpmg

       kpmg LLP
       Chartered Accountants                        Telephone     (416) 228-7000
       Yonge Corporate Centre                       Telefax       (416) 228-7123
       4120 Yonge Street Suite 500                                   www.kpmg.ca
       North York ON M2P 2B8
       Canada


Private & Confidential

Ms Nancy Eastman
Stewart & Associates
PO Box 160, Suite 700
1 First Canadian Place
100 King Street West
Toronto, Ontario  M5X 1C7


June 28, 2001


Dear Ms Eastman

ActFit.Com Inc. ("the registrant") - Notification of Late Filing

We are the auditors of ActFit.Com Inc. and have been engaged to issue an audit opinion on the consolidated financial statements for the year ended December 31, 2000.

We understand that the registrant must file Form 20-F and its respective financial statements by June 30, 2001. We further understand that the registrant will not be able to meet its requirement and as such is seeking to notify the commission pursuant to Rule 12b-25.

Further to Rule 12b-25, Notification of Late Filing, in regards to KPMG LLP and the expression of our audit opinion on the consolidated financial statements of ActFit.Com Inc. for the year ending December 31, 2000, we have the following comments.

Based on our audit work completed to date and subject to further work required, we anticipate that the audit report on the consolidated financial statements will be issued without reservation. However, given that we have not been provided certain information on a timely basis, we are not currently in a position to satisfy our internal review and approval requirements in order to be able to issue an audit report on the consolidated financial statements. Specifically, we noted the following:

1. We were not provided Form 20-F on timely basis to adequately review the documents and provide our comments.
2. The financial statements will contain disclosures regarding a Canadian to US GAAP reconciliation and US GAAP issues for which we require additional time to complete our reconciliation to our satisfaction.
3. Given the above, there are certain individuals involved with the issuance of the audit report on the December 31, 2000 consolidated financial statements that are unable to review such information in a manner consistent with the reporting deadline. Involvement of additional individuals is logistically impractical and would in any event have added an additional amount of expense to the registrant that would have been prohibitive.

Should  you  have  any  questions   regarding  the  above,  please  contact  the
undersigned at 416-228-7213.

We hereby consent to the filing of this letter as an exhibit to Form 12b-25.

Yours very truly

By: /s/ Bruce J. Toner
----------------------
        Bruce J. Toner
        Partner

BJT/pl
Attach.